Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
RED ROCK RESORTS, INC.
(Composite document reflecting amendments through June 26, 2023)

ARTICLE I
NAME

The name of the corporation is Red Rock Resorts, Inc. (hereinafter referred to as the “Corporation”).

ARTICLE II
REGISTERED OFFICE

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, postal code 19801, County of New Castle. The name of the registered agent of the Corporation at that address is The Corporation Trust Company.

ARTICLE III
CORPORATE PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (the “DGCL”).

ARTICLE IV
AUTHORIZED CAPITAL STOCK

(1) Authorized Capital Stock. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 700,000,000 shares, consisting of 500,000,000 shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), 100,000,000 shares of Class B Common Stock, par value $0.00001 per share (the “Class B Common Stock,” together with the Class A Common Stock, the “Common Stock”) and 100,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).

(2) Common Stock. The powers, preferences, and rights and the qualifications, limitations, and restrictions of the Class A Common Stock and the Class B Common Stock are as follows:

(a) Voting Rights. Except as otherwise required by the DGCL or as provided by or pursuant to the provisions of this Amended and Restated Certificate of Incorporation:

(i) Each holder of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held of record by such holder.

The holders of shares of Class A Common Stock shall not have cumulative voting rights.

(ii) Each holder of Class B Common Stock shall be entitled to one (1) vote for each share of Class B Common Stock held of record by such holder; provided that each holder that, together with its Affiliates (which, in the case of the Fertitta Family Entities, shall be deemed to include each other Fertitta Family Entity), (A) beneficially owns thirty percent (30%) or more of the units of membership interest (hereafter, a “Holdco Unit”) of Station Holdco LLC, a Delaware limited liability company (“Holdco LLC”), immediately following the consummation of the initial public offering of the Corporation’s Class A Common Stock and (B) as of the applicable record date or other date of determination maintains direct or indirect beneficial ownership of an aggregate of at least ten percent (10%) of the outstanding shares of Class A Common Stock (determined assuming that each unit of membership interest of Holdco LLC held by holders other than the Corporation were exchanged for Class A Common Stock in accordance with the terms and conditions of either (i) the Exchange Agreement (as defined below) or (ii) the LLC Agreement (as defined below)), shall be entitled to ten (10) votes for each share of Class B Stock held of record by such holder.

(iii) Except as otherwise required in this Amended and Restated Certificate of Incorporation or by applicable law, the holders of Class A Common Stock and Class B Common Stock shall vote together as a single class on all matters on which stockholders are generally entitled to vote (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with such holders of Preferred Stock).

(iv) In addition to any other vote required in this Amended and Restated Certificate of Incorporation or by applicable law, the holders of Class A Common Stock and Class B Common Stock shall each be entitled to vote separately as a class only with respect to amendments to this Amended and Restated Certificate of Incorporation that increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely.

(b) Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends and other distributions in cash, stock of any corporation or property of the Corporation, such dividends and other distributions may be declared and paid on the Class A Common Stock out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board in its discretion shall determine. Except as provided in Section 2(d) of this Article IV, dividends and other distributions shall not be declared or paid on the Class B Common Stock.

(c) Liquidation, Dissolution, etc. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock shall be entitled, the holders of all outstanding shares of Class A Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder. The holders of shares of Class B Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(d) Reclassification. Neither the Class A Common Stock nor the Class B Common Stock may be subdivided, consolidated, reclassified, or otherwise changed unless contemporaneously therewith the other class of Common Stock and the Holdco Units are subdivided, consolidated, reclassified, or otherwise changed in the same proportion and in the same manner.

(e) Exchange. The holders of Holdco Units other than the Corporation shall, to the extent provided in the Exchange Agreement or the LLC Agreement and in accordance with the terms and conditions of the Exchange Agreement or the LLC Agreement, as applicable, have the right to exchange each such Holdco Unit, together with one share of Class B Common Stock, for one fully paid and nonassessable share of Class A Common Stock. The Corporation shall at all times when any Holdco Units shall be outstanding, reserve and keep available out of its authorized but unissued Class A Common Stock such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Holdco Units in accordance with the terms of the Exchange Agreement or the LLC Agreement. If at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all outstanding Holdco Units, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase the number of authorized shares of Class A Common Stock to such number as shall be sufficient for such purpose. If at any time the number of authorized but unissued shares of Class B Common Stock shall not be sufficient to issue a share of Class B Common Stock for each Holdco Unit outstanding (other than Holdco Units held by the Corporation), the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase the number of authorized shares of Class B Common Stock to such number as shall be sufficient for such purpose.

(f) Automatic Transfer. In the event that any outstanding share of Class B Common Stock shall cease to be held by a holder of a Holdco Unit (including a transferee of a Holdco Unit), such share shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be transferred to the Corporation and thereupon shall be retired.

(g) No Preemptive or Subscription Rights. No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

(3) Preferred Stock.

(a) The board of directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

(b) There shall be no limitation or restriction on any variation between any of the different series of Preferred Stock as to the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof; and the several series of Preferred Stock may, except as otherwise expressly provided in this Article IV, vary in any and all respects as fixed and determined by the resolution or resolutions of the board of directors, providing for the issuance of the various series; provided, however, that all shares of any one series of Preferred Stock shall have the same designation, preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions.

ARTICLE V
STOCKHOLDER ACTION BY WRITTEN CONSENT

Until such time as the Fertitta Ownership Condition (as defined below) ceases to be satisfied, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with Section 228 of the DGCL. If at any time the Fertitta Ownership Condition shall not be satisfied, then any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation, and the ability of the stockholders to consent in writing to the taking of any action is hereby specifically denied. For purposes of this Certificate of Incorporation, “Fertitta Ownership Condition” shall mean for so long as the Fertitta Family Entities (A) maintains direct or indirect beneficial ownership of an aggregate of at least ten percent (10%) of the outstanding shares of Class A Common Stock of the Corporation (determined assuming each Holdco Unit held by holders other than the Corporation were exchanged for Class A Common Stock in accordance with either the terms and conditions of (i) the Exchange Agreement or (ii) the LLC Agreement.

ARTICLE VI
CORPORATE GOVERNANCE

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(a) The business and affairs of the Corporation shall be managed by or under the direction of the board of directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the DGCL, this Certificate of Incorporation, and the bylaws of the Corporation.

(b) The directors of the Corporation need not be elected by written ballot unless the bylaws of the Corporation so provide.

(c) Special meetings of the stockholders, other than those required by statute, may be called at any time by
(i) the Chairman of the Board, (ii) the Chief Executive Officer at the request in writing of (a) directors constituting a majority of the Whole Board (as defined below), (b) a committee of the Board of Directors that has been duly designated by the Board of Directors and whose powers and authority include the power to call such meetings or (c) until such time as the Fertitta Ownership Condition ceases to be satisfied, stockholders collectively holding a majority of the voting power of the shares entitled to vote in the election of directors of the Corporation. For purposes of this Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

(d) An annual meeting of stockholders, for the election of directors and for the transaction of such other business as may properly come before the meeting, shall be held at such place, on such date, and at such time as the board of directors shall fix.

ARTICLE VII
THE BOARD OF DIRECTORS

(1) Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the board of directors pursuant to a resolution adopted by a majority of the Whole Board. The directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be of one class and each director shall serve until his or her successor shall have been duly elected and qualified or, if earlier, until his or her death, resignation or removal. At each annual meeting of stockholders, (i) directors shall be elected for a term of office to expire at the succeeding annual meeting of stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified or, if earlier, until his or her death, resignation or removal; and (ii) if authorized by a resolution of the board of directors, directors may be elected to fill any vacancy on the board of directors, regardless of how such vacancy shall have been created.

(2) A majority of the Whole Board shall constitute a quorum for all purposes at any meeting of the board of directors, and, except as otherwise expressly required by law or by this Certificate of Incorporation, all matters shall be determined by the affirmative vote of a majority of the directors present at any meeting at which a quorum is present.

(3) Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the board of directors resulting from death, resignation, disqualification, removal from office or other cause shall, unless otherwise required by law or by resolution of the board of directors, be filled only by a majority vote of the directors then in office, though less than a quorum (and not by stockholders), or by a sole remaining director. Any director elected in accordance with this paragraph shall hold office for the remainder of the term of the director for whom the vacancy was created or occurred and until such director’s successor shall have been duly elected or qualified or, if earlier, such director’s death, resignation or removal. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

(4) Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the bylaws of the Corporation.

(5) Except as otherwise required by applicable law and subject to the rights of the holders of any series of Preferred Stock then outstanding directors may be removed from office with or without cause by the affirmative vote of holders of a majority of the voting power of the shares entitled to vote in connection with the election of the directors of the Corporation, voting together as a single class.

ARTICLE VIII
BYLAW AMENDMENTS

The board of directors is expressly authorized to adopt, amend and repeal the bylaws of the Corporation. Any adoption, amendment or repeal of the bylaws of the Corporation by the board of directors shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the bylaws of the Corporation; provided, that notwithstanding any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law, the bylaws or any Preferred Stock:

A. So long as the Fertitta Ownership Condition is satisfied, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the bylaws; and

B. Upon such time that the Fertitta Ownership Condition is not satisfied, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the bylaws.

ARTICLE IX
BUSINESS COMBINATIONS

The Corporation shall not be governed by Section 203 of the DGCL. Notwithstanding the foregoing, the Corporation shall not engage in any Business Combination (as defined below), at any point in time at which the Corporation’s Class A Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any Interested Stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an Interested Stockholder, unless:

(i) prior to such time, the board of directors approved either the Business Combination or the transaction which resulted in the stockholder becoming an Interested Stockholder, or

(ii) upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the Interested Stockholder) those shares owned by (i) persons who are directors and also officers or (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

(iii) at or subsequent to such time the Business Combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding voting stock of the Corporation which is not owned by the Interested Stockholder.

ARTICLE X
LIMITATION ON DIRECTOR LIABILITY

~~A~~No director or officer of the Corporation shall ~~not~~ be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for any breach of ~~the~~such director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for any act or omission not in good faith or which ~~involve~~involves intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, ~~or~~in the case of directors only, (iv) for any transaction from which ~~the~~such director or officer derived an improper personal benefit, or
(v) for any action by or in the right of the Corporation, in the case of officers only. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. In the event that it is determined that Delaware law does not apply, the liability of a director or officer of the Corporation to the ~~company~~Corporation or its stockholders for monetary damages shall be eliminated to the fullest extent permissible under applicable law. Any repeal or modification of ~~the foregoing~~this paragraph shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

ARTICLE XI
EXCLUSIVE FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, all Internal Corporate Claims (as defined below) shall be brought solely and exclusively in the Court of Chancery of the State of Delaware (or, if such court does not have jurisdiction, the Superior Court of the State of Delaware, or, if such other court does not have jurisdiction, the United States District Court for the District of Delaware). “Internal Corporate Claims” means claims, including claims in the right of the Corporation, brought by a stockholder (including a beneficial owner) (i) that are based upon a violation of a duty by a current or former director or officer or stockholder in such capacity or (ii) as to which the DGCL confers jurisdiction upon the Court of Chancery of the State of Delaware.

ARTICLE XII
AMENDMENTS

The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation. Notwithstanding any other provisions of this Certificate or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law or this Certificate, amendments to this Certificate of Incorporation shall require the approval of the holders of a majority of the then outstanding shares of shares of capital stock entitled to vote generally in the election of directors, voting together as a single class; provided that:

A. So long as the Fertitta Ownership Condition is satisfied, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required, to amend or repeal this Article XII, Article V, Article VI, Article VII, Article VIII, Article IX and Sections 2 and 4 of Article IV; and

B. Following such time that the Fertitta Ownership Condition is not satisfied, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this Article XII, Article V, Article VI, Article VII, Article VIII, Article IX and Sections 2 and 4 of Article IV.

ARTICLE XIII
GAMING AND REGULATORY MATTERS

(1) The Affected Interests owned or controlled directly or indirectly by an Affected Equityholder shall be subject to redemption by the Corporation, out of funds legally available therefor, to the extent required by the Gaming Authority making the determination of unsuitability or reasonably deemed necessary or advisable by the Board of Directors. If the Gaming Authority or the Board of Directors making the determination of unsuitability requires or deems it reasonably necessary or advisable to redeem the Affected Interests, the Corporation shall give a Redemption Notice to the Affected Equityholder and shall thereafter proceed to purchase the Affected Interests on the Redemption Date for the Redemption Price, subject to any approvals, conditions or limitations under applicable Gaming Laws. The Affected Equityholder shall surrender any certificates representing the Affected Interests to be redeemed in accordance with the requirements of the Redemption Notice.

(2) Notwithstanding any other provision in this Agreement, commencing on the date that a stockholder becomes an Affected Equityholder, and until the Affected Interests of such Affected Equityholder are redeemed or are transferred to a Person who is not an Unsuitable Person in a transfer permitted by the terms of this Agreement, such Affected Equityholder: (i) shall not be entitled to receive any distributions with regard to such Affected Interests; (ii) shall not be entitled to exercise, directly or indirectly or through any proxy, trustee, or nominee, any voting or other right conferred by such Affected Interests, and Affected Interests shall not for any purposes be included in the Equity Securities of the Corporation entitled to vote; and (iii) shall not be entitled to receive any remuneration in any form from the Corporation or its Affiliates for services rendered or otherwise.

(3) In the event that shares of Class B Common Stock owned or controlled directly or indirectly by an Affected Equityholder are redeemed in accordance with this Article XIII, the Corporation shall purchase or, in its capacity as the managing member of Holdco LLC, cause Holdco LLC to concurrently redeem, any and all Holdco Units owned or controlled directly or indirectly by such Affected Equityholder; provided that, whether such Holdco Units are purchased or redeemed, the consideration per Holdco Unit payable to the Affected Equityholder shall be equal to the hypothetical Redemption Price (solely for purposes of this clause (3), as defined in the LLC Agreement, as in effect immediately following the IPO (also as defined in the LLC Agreement)) in respect of one Holdco Unit redeemed in accordance with the terms of the LLC Agreement at the same time as the applicable shares of Class B Common Stock are redeemed.

(4) Each Affected Equityholder shall indemnify and hold harmless the Corporation for any and all losses, costs and expenses, including attorneys’ fees, incurred by it as a result of, or arising out of, such Affected Equityholder’s refusal or failure to comply with the provisions of this Article or failure to promptly divest itself of any Affected Interests when required to do so by this Article XIII.

(5) The right of redemption provided in this Article shall not be exclusive of any other rights the Corporation may hereunder or under applicable law or rights that the Corporation may hereafter acquire under any agreement or otherwise.

(6) Nothing contained in this Article shall limit the authority of the Corporation to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation or its Affiliates from the denial or threatened denial or loss or threatened loss of any Gaming Licenses or as required by any Gaming Authority. Without limiting the generality of the foregoing, the Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind regulations, and procedures of the Corporation not inconsistent with the express provisions of this Article for the purpose of determining whether any Person is an Unsuitable Person and, as applicable, for the orderly application, administration and implementation of the provisions of this Article.

(7) Except as may be required by any applicable Gaming Laws or a Gaming Authority, the Corporation may waive any of the rights of the Corporation or any restrictions contained in this Article in any instance in which the Board of Directors determines that a waiver would be in the best interests of the Corporation. Except as may be required by a Gaming Authority, nothing in this Article shall be deemed or construed to the Corporation to repurchase any Affected Interest of an Affected Equityholder.

ARTICLE XIV
DEFINITIONS

As used herein, the following terms shall have the meanings specified below:

(1) “beneficial ownership” shall have the same meaning given to it in Section 13(d) under the Securities Exchange Act of 1934, as amended, and the rules thereunder, except that a person will be deemed to have “beneficial ownership” of all securities that person has the right to acquire, whether the right is exercisable immediately, only after the passage of time or only after the satisfaction of conditions and notwithstanding any right to pay cash in lieu of such securities.

(2) “Affected Interests” means Equity Securities that are owned or controlled directly or indirectly by an Unsuitable Person or an Affiliate of an Unsuitable Person.

(3) “Affected Equityholder” means a holder of Equity Securities who is an Unsuitable Person or is an Affiliate of an Unsuitable Person.

(4) “Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(5) “Associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(6) “Business Combination,” when used in reference to the Corporation and any Interested Stockholder of the Corporation, means:

(1) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the Interested Stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the Interested Stockholder and as a result of such merger or consolidation the first sentence of this Article IX is not applicable to the surviving entity;

(2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the Interested Stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(3) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the Interested Stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the Interested Stockholder became such; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the Interested Stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c)-(e) of this subsection (3) shall there be an increase in the Interested Stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the

Corporation (except as a result of immaterial changes due to fractional share adjustments);

(4) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the Interested Stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the Interested Stockholder; or

(5) any receipt by the Interested Stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (1)-(4) above and pursuant to Article X of the LLC Agreement) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(7) “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article IX, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(8) “Equity Securities” means all Common Stock of the Corporation and any and all securities of the Corporation or any of its direct or indirect subsidiaries, convertible into, or exchangeable or exercisable for, options, warrants or other rights to acquire, shares of Common Stock.

(9) “Exchange Agreement” means that certain Exchange Agreement, dated as of or about the date hereof, by and among the Corporation, Holdco LLC and the Company Unitholders party thereto (as the same may be amended, supplemented or modified from time to time in accordance with the terms thereof).

(10) “Family Group” means, for any individual, such individual’s current or former spouse, their respective parents, descendants of such parents (whether natural or adopted) and the spouses of such descendants, and any trust, limited partnership, corporation or limited liability company established solely for the benefit of such individual or such individual’s current or former spouse, their respective parents, descendants of such parents (whether natural or adopted) or the spouses of such descendants.

(11) “Fertitta Family Entities” means, collectively, (a) FI Station Investor LLC, a Delaware limited liability company, and each of its Affiliates, (b) Fertitta Business Management LLC, a Nevada limited liability company, and each of its Affiliates, (c) Frank J. Fertitta III, (d) Lorenzo J. Fertitta, and (e) each Affiliate or member of the Family Group of Frank J. Fertitta III or Lorenzo J. Fertitta, other than, in each case, the Corporation or its subsidiaries.

(12) “Gaming Authority” means all governmental authorities or agencies with regulatory control or jurisdiction over all or any portion of the gaming activities of the Corporation or any of its subsidiaries, or over ownership of an interest in an entity engaged in gaming activities, or any successor to any such authority, including, as applicable, (i) in the State of Nevada, the Nevada Gaming Commission, the Nevada State Gaming Control Board, the Clark County Liquor and Gaming Licensing Board, the Henderson City Council, the City of Las Vegas City Council and all other state and local regulatory and licensing agencies or bodies with authority over gaming, gaming activities and gaming devices, mobile gaming systems and associated equipment in the State of Nevada, the City of Henderson, the City of Las Vegas, the City of Reno, Clark County, Nevada or Washoe County, Nevada, and (ii) the National Indian Gaming Commission and the applicable gaming regulatory authority established by the Federated Indians of Graton Rancheria, the Match-E-Be-Nash-She-Wish Band of Pottawatomi Indians of Michigan and the North Fork Rancheria of Mono Indians.

(13) “Gaming Laws” means any federal, state, tribal, local or foreign statute, ordinance, rule, regulation, requirement, directive, judgment, order, decree, injunction or other authorization, and any Gaming License, governing or relating to casino and gaming activities and operations of the Corporation or any of its subsidiaries or the ownership of an interest therein.

(14) “Gaming License” shall mean all licenses, consents, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, exemptions, waivers and orders of registration approved or issued by any Gaming Authority under Gaming Laws necessary for or relating to the conduct of activities or the ownership of an interest in an entity engaged in activities under the Gaming Laws, including any condition or limitation placed thereon.

(15) “Governmental Authority” means any governmental, regulatory or administrative authority, whether foreign, federal, state or local, or any agency or commission or any court, tribunal, or judicial or arbitral body (or any subdivision of any of the foregoing) having jurisdiction or authority with respect to the particular matter at issue in its context, including any Gaming Authority.

(16) “Interested Stockholder” means any person (other than the Corporation or any direct or indirect majority- owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an Affiliate or Associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an Interested Stockholder, and the Affiliates and Associates of such person; provided, however, that the term “Interested Stockholder” shall not include (a) the Fertitta Family Entities, or (b) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided, that such person specified in this clause (b) shall be an Interested Stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an Interested Stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(17) “LLC Agreement” means that certain Third Amended and Restated Limited Liability Company Agreement of Holdco LLC, dated as of or about the date hereof, by and among the Corporation and the other members of Holdco LLC (as the same may be amended, supplemented or modified from time to time in accordance with the terms thereof).

(18) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its Affiliates or Associates:

(1) beneficially owns such stock, directly or indirectly; or

(2) has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s Affiliates or Associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

(3) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (2) above), or disposing of such stock with any other person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, such stock.

(19) “Person” means any individual, corporation, partnership, unincorporated association or other entity.

(20) “Redemption Date” shall mean the date specified in a Redemption Notice as the date on which Affected Interests of an Affected Equityholder are to be redeemed by the Corporation, which Redemption Date shall be determined by the Board of Directors of such the Corporation and may be extended to the extent required in connection with any actions required to be taken under any Gaming Law; provided, that, unless otherwise directed by a Gaming Authority, in no event shall the Redemption Date be more than 180 days after the date such Affected Equityholder receives the Redemption Notice.

(21) “Redemption Notice” shall mean that notice of redemption given by the Corporation to an Affected Equityholder pursuant to Article XIII. Each Redemption Notice shall set forth (i) the Redemption Date; (ii) the Affected Interests to be redeemed; (iii) the Redemption Price and the manner of payment therefor; (iv) the place where certificates, if any, shall be surrendered for payment; and (v) any other requirements of surrender of the certificates, including how they are to be endorsed, if at all.

(22) “Redemption Price” shall mean the price specified in the Redemption Notice to be paid by the Corporation for the redemption of Affected Interests to be redeemed pursuant to Article XIII, which shall be that price (if any and to the extent applicable) required to be paid by the Gaming Authorities making the finding of unsuitability, or if the Gaming Authorities do not require a certain price to be paid, (x) $0.00001 per share of Class B Common Stock constituting Affected Interests and (y) in the case of shares of Class A Common Stock that constitute Affected Interests, the amount reasonably determined by the Board of Directors to be the fair value of the Affected Interests to be redeemed; provided, that unless a Gaming Authority requires otherwise, the Redemption Price per share of Class A Common Stock shall in no event be less than (i) the average VWAP per share of Class A Common Stock over the ten (10) consecutive Trading Day period ending on the Trading Day immediately preceding the date of the Redemption Notice, or (ii) if the VWAP is not available, then the market value per share of Class A Common Stock as determined in good faith and in the reasonable discretion of the Board of Directors. The Redemption Price may be paid in cash, by promissory note, or both, as required by the Gaming Authorities and, if not so required, as the Board of Directors reasonably determines. Any promissory note shall contain such terms and conditions as the Board of Directors reasonably determines to be necessary or advisable to comply with any law or regulation then applicable to the Corporation or any Affiliate thereof, or to prevent a default under, or acceleration of, any loan, note, mortgage, indenture, line of credit or other debt or financing agreement to which the Corporation or any of its subsidiaries is a party. Subject to the foregoing, (i) the principal amount of the promissory note together with any unpaid interest shall be due and payable no later than the ten-year anniversary of the delivery of the note, (ii) interest on the unpaid principal thereof shall be payable at maturity at a rate per annum equal to the applicable federal rate within the meaning of Code section 1274(d) for debt with a maturity of over nine years, as in effect at the date of such issuance, compounded annually, until the Redemption Price has been paid in full and (iii) the promissory note shall provide that at any time prior to the 15-month anniversary of the date of issuance, if the promissory note is transferred to a Person that immediately after such transfer would not be an Unsuitable Person, such promissory note may, at the election of the holder thereof prior to such 15-month anniversary (but with such 15-month period being subject to reasonable extensions up to six months in the aggregate for all such extensions in order to procure any required Gaming Licenses or other regulatory approvals being diligently pursued in good faith), converted into the Equity Securities for which such promissory note was issued as the Redemption Price upon the cash payment by such holder to the Corporation in an amount equal to the sum of (x) all cash amounts paid to the original holder thereof as part of the Redemption Price and (y) all interest paid on such promissory note prior to such conversion. If the Redemption Price is being determined under clause (ii) with respect a redemption of at least 10% of the outstanding shares of Class A Common Stock (determined assuming that each unit of membership interest of Holdco LLC held by holders other than the Corporation were exchanged for Class A Common Stock in accordance with the terms and conditions of either (i) the Exchange Agreement or (ii) the LLC Agreement), the Redemption Price shall be at least equal to the value as determined by a valuation procured by the Corporation from a nationally recognized investment banking firm.

(23) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(24) “Trading Day” means a day on which the Class A Common Stock: (a) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and (b) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

(25) “Unsuitable Person” means a Person, including any member, shareholder, partner, manager, director, officer or employee of a Person (a) who is denied or disqualified from eligibility for a Gaming License by any applicable Gaming Authority or who is determined by any applicable Gaming Authority to be unsuitable to own or control an Equity Security in the Corporation or to be affiliated or connected with or in the gaming business of the Corporation, (b) whose ownership of an Equity Security in the Corporation or affiliation or involvement with or in the business of the Corporation in any capacity causes the Corporation to lose or to be threatened by any applicable Gaming Authority with the loss or denial of a Gaming License, (c) who is deemed likely, as determined in good faith by the Board of Directors based on verifiable information received from any applicable Gaming Authority or other Governmental Authority having jurisdiction over the Corporation, to preclude or materially delay, impede or impair, or jeopardize or threaten the loss of, or result in the imposition of materially burdensome terms and conditions on, any Gaming License of the Corporation or on such Person’s application for, or right to the use of, entitlement to or ability to obtain or retain any Gaming License in any jurisdiction or (d) who is deemed likely, as determined in good faith by the Board of Directors without taking into account the votes of directors affiliated or associated with the Unsuitable Person, to result in the disapproval, cancellation, rescission, termination, material adverse modification or non-renewal of any material contract between the Corporation, on one hand, and a third party that is not an Affiliate of the Corporation or any stockholder, on the other hand.

(26) “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of that entity.

(27) “VWAP” per share of Class A Common Stock on any Trading Day means the per share volume-weighted average price as displayed on Bloomberg page “RRR <Equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such Trading Day. The “average VWAP” means the average of the VWAP for each Trading Day in the relevant period.